UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2014

Martin Marietta Materials, Inc.
(Exact name of registrant as specified in charter)

North Carolina	1-12744	56-1848578
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

2710 Wycliff Road, Raleigh, North Carolina	27607
(Address of Principal Executive Offices)	(Zip Code)

(919) 781-4550
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 23, 2014, Martin Marietta Materials, Inc., a North Carolina corporation (“Martin Marietta”), entered into a Purchase Agreement (the “Purchase Agreement”) with Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC, as representatives of the several initial purchasers named in Schedule 1 thereto (the “Initial Purchasers”), pursuant to which Martin Marietta agreed to issue and sell to the Initial Purchasers $300,000,000 aggregate principal amount of its Floating Rate Senior Notes due 2017 (the “Floating Rate Notes”) and $400,000,000 aggregate principal amount of its 4.250% Senior Notes due 2024 (the “Fixed Rate Notes,” and together with the Floating Rate Notes, the “Notes”). The Floating Rate Notes and the Fixed Rate Notes are to be issued as separate series of debt securities under an Indenture (the “Indenture”), to be dated as of the Closing Date, as defined in the Purchase Agreement, by and between the Company and Regions Bank, as Trustee (the “Trustee”). The sale of the Notes is expected to settle on July 2, 2014, subject to the satisfaction of customary closing conditions.

The Notes will not initially be registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any other jurisdiction. The Notes will be sold to (1) “qualified institutional buyers” as defined in Rule 144A under the Securities Act and (2) outside the United States to non-U.S. persons in compliance with Regulation S under the Securities Act.

The Purchase Agreement contains customary representations, warranties and agreements of the parties and customary conditions to closing, obligations of the parties and termination provisions. Martin Marietta has agreed to indemnify the Initial Purchasers against certain liabilities, including liabilities under the Securities Act or to contribute to payments which the Initial Purchasers may be required to make in respect thereof. Martin Marietta has also agreed to enter into a registration rights agreement for the benefit of the holders of the Notes.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement which is attached as Exhibit 10.1 to this Current Report on Form 8-K and which is incorporated by reference herein.

As announced previously on January 27, 2014, Martin Marietta, Texas Industries, Inc. (“TXI”) and Project Holdings, Inc., a wholly owned subsidiary of Martin Marietta (“Merger Sub”), entered into an Agreement and Plan of Merger, pursuant to which Merger Sub will merge with and into TXI (the “Merger), with TXI surviving the Merger as a wholly owned subsidiary of Martin Marietta.

The initial purchasers have performed, and may in the future perform, investment banking, commercial banking and advisory services for Martin Marietta and its affiliates and for TXI and its affiliates from time to time for which they have received, and may in the future receive, customary fees and expenses. Affiliates of certain of the initial purchasers serve as agents, joint lead arrangers, joint bookrunners or lenders under Martin Marietta’s revolving credit facility agreement and/or its term loan, and affiliates of certain of the initial purchasers serve as agents, joint lead arrangers, joint book managers or lenders under TXI’s revolving credit facility agreement. An affiliate of BB&T Capital Markets, a division of BB&T Securities, LLC, serves as the trustee, registrar and paying agent under Martin Marietta’s 6.6% Senior Notes due 2018 and 6.25% Senior Notes due 2037. An affiliate of SunTrust Robinson Humphrey, Inc. serves as agent and lender under Martin Marietta’s trade receivables facility. An affiliate of Regions Securities LLC will serve as the trustee, registrar and paying agent under the Indenture. Each of Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC served as Martin Marietta’s financial advisers in connection with the Merger. In addition, affiliates of Wells Fargo Securities, LLC serve as letter of credit issuer and co-collateral agent under TXI’s revolving credit facility agreement.

Item 8.01	Other Events.

On June 23, 2014, Martin Marietta issued a press release announcing that it had priced its offering of the Notes. The text of such press release, which is attached hereto as Exhibit 99.1, is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1
Purchase Agreement dated as of June 23, 2014 among Martin Marietta Materials, Inc. and Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC, as representatives of the several initial purchasers named in Schedule 1 thereto.

99.1	Press release dated June 23, 2014, titled “Martin Marietta Materials, Inc. Prices Private Offering of Senior Notes”.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARTIN MARIETTA MATERIALS, INC.

Date: June 24, 2014	By:	/s/ Roselyn R. Bar
		Name:	Roselyn R. Bar
		Title:	Senior Vice President, General Counsel And Corporate Secretary

Martin Marietta Materials, Inc.
Exhibit Index

Exhibit Number	Description
10.1
Purchase Agreement dated as of June 23, 2014 among Martin Marietta Materials, Inc. and Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC, as representatives of the several initial purchasers named in Schedule 1 thereto.

99.1	Press release dated June 23, 2014, titled “Martin Marietta Materials, Inc. Prices Private Offering of Senior Notes”.